Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Corporation	LHA
Philip A. Fain	Jody Burfening
(315) 332-7100	(212) 838-3777
pfain@ulbi.com	jburfening@lhai.com

 Ultralife Corporation Receives $49.8 Million IDIQ Award

from Defense Logistics Agency for Its New CFx Military Batteries

NEWARK, N.Y. October 2, 2017 -- Ultralife Corporation (NASDAQ: ULBI) has received a firm-fixed price, indefinite-delivery/indefinite-quantity contract for purchases not to exceed $49.8 million from the U.S. Government’s Defense Logistic Agency (DLA) for its hybrid lithium manganese dioxide/carbon monofluoride (CFx) non-rechargeable BA-5790 and BA-5795 batteries. The award is for five years with the amounts and timing of deliveries at the discretion of the DLA. Initial deliveries under this contract are expected to begin by the first quarter of 2019.

“Ultralife is a long-standing supplier to the U.S. military focused on the continued development of new products to meet the ongoing needs of the warfighter. Building on the success of our existing lithium manganese dioxide family of primary batteries, our new CFx batteries deliver 1.5 times the energy in the same size and weight as our legacy batteries making them ideal for longer duration missions, while maintaining our proven safety, performance and reliability under the toughest of conditions,” said Michael D. Popielec, President and Chief Executive Officer.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include: Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit http://www.ultralifecorporation.com.